As filed with the Securities and Exchange Commission on July 18, 2023

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8 Registration Statement

Under the Securities Act of 1933

ATLANTA BRAVES HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	92-1284827 (I.R.S. Employer Identification No.)

Atlanta Braves Holdings, Inc. 2023 Omnibus Incentive Plan

Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Atlanta Braves Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5500

(Name, Address and Telephone Number, Including Area Code, of
Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Atlanta Braves Holdings, Inc. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Registration Statement on Form S-4 (File No. 333-268922) under the Securities Act, initially filed on December 21, 2022 and as subsequently amended.

(b)	The description of the Registrant’s Series A common stock, par value $0.01 per share, and the description of the Registrant’s Series C common stock, par value $0.01 per share, each contained in the Registrant’s Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 17, 2023, and any amendment or report filed for the purpose of updating such description.

(c)	The Registrant’s Current Report on Form 8-K filed on July 18, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The amended and restated articles of incorporation of the Registrant eliminate, and the amended and restated bylaws of the Registrant will eliminate, the liability of its officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that the Registrant’s directors and officers will not be individually liable to a corporation, its stockholders or its creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

The Registrant’s amended and restated articles of incorporation require, and the Registrant’s amended and restated bylaws will also require, the Registrant to indemnify, to the fullest extent permitted by Nevada law, persons against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. Nevada law generally permits indemnification if the person either (i) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and, if the action is not by or in the right of the corporation and is with respect to any criminal proceeding, the person had no reasonable cause to believe that their conduct was unlawful, or (ii) may not be liable under the Nevada statutory provision eliminating the liability of certain persons as described in the preceding paragraph.

The effect of these provisions is to restrict the rights of the Registrant and its stockholders, including in derivative suits, to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

The Registrant intends to enter into indemnification agreements with each of its directors that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law.

These provisions or agreements may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws as described below may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions may not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions may not alter the liability of directors under the federal securities laws. The interests of the Registrant and its stockholders may be adversely affected to the extent that, in a class action or direct suit, the Registrant becomes obligated to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Article V, Section E of the Registrant amended and restated charter provides as follows:

1.   Limitation On Liability. To the fullest extent permitted by Nevada law as the same exists or may hereafter be amended, a director or officer of the Registrant will not be individually liable to the Registrant or any of its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director or officer of the Registrant existing at the time of such repeal or modification.

2.   Indemnification.

(a)  Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to nonprofit entities or employee benefit plans, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Registrant restated charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b)  Payment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts advanced if it should be ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c)  Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Nevada law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)  Non-Exclusivity of Rights. The rights conferred on any person by Article V, Section E of the Registrant's restated charter will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Registrant’s restated charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)  Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.   Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Registrant’s restated charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s amended and restated bylaws will provide indemnification that is similar to the indemnification in the Registrant’s amended and restated articles of incorporation.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Atlanta Braves Holdings, Inc. 2023 Omnibus Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-268922) initially filed with the Commission on December 21, 2022, as amended.)

4.2	Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-268922) initially filed with the Commission on December 21, 2022, as amended.)

5	Opinion of Greenberg Traurig, LLP (opinion re legality).

23.1	Consent of KPMG LLP (Liberty Media Corporation) (consent of independent auditors).

23.2	Consent of KPMG LLP (Atlanta Braves Holdings, Inc.) (consent of independent auditors).

23.3	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 18, 2023.

ATLANTA BRAVES HOLDINGS, INC.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Renee L. Wilm, Brittany Uthoff, Katherine C. Jewell and Craig Troyer, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory B. Maffei	Chairman of the Board, Chief Executive Officer (Principal Executive	July 18, 2023
Gregory B. Maffei	Officer), President and Director

/s/ Brian J. Wendling	Chief Accounting Officer (Principal Financial Officer and Principal	July 18, 2023
Brian J. Wendling	Accounting Officer)

/s/ Renee L. Wilm	Chief Legal Officer and Chief Administrative Officer, Director	July 18, 2023
Renee L. Wilm